SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2014

The information in this preliminary prospectus supplement relates to an effective registration statement, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Statement Number 333-198370

Prospectus Supplement
To the Prospectus Dated September 8, 2014

$50,000,000 Subordinated Notes

 % Fixed to Floating Rate Subordinated Notes due  , 2024

We are offering up to $50,000,000 principal amount of our    % fixed to floating rate subordinated notes due    , 2024, which we refer to as the Subordinated Notes. The Subordinated Notes have a maturity date of    , 2024 and will bear interest at a fixed rate of    % per annum for the first five years. From and including    , 2019 to the maturity date, the interest rate shall reset quarterly to an annual interest rate equal to the then-current LIBOR rate plus     basis points, payable quarterly in arrears.

The Company may, at its option, beginning with the interest payment date of    , 2019 and on any interest payment date thereafter, redeem the Subordinated Notes, in whole or in part at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all of the holders. The Subordinated Notes will not otherwise be redeemable by us prior to maturity unless certain special events occur as described under “Description of the Subordinated Notes-Redemption” in this prospectus supplement. There is no sinking fund for the Subordinated Notes. The Subordinated Notes will not be convertible or exchangeable.

The Subordinated Notes will be subordinated in right of payment to all of our senior indebtedness and other specified company obligations. They will be senior to our existing junior subordinated debentures and rank equally with unsecured subordinated indebtedness issued in the future. The Subordinated Notes will be structurally subordinate to all of our subsidiaries’ existing and future indebtedness, including the deposit obligations of our subsidiary bank. The Subordinated Notes are obligations of BNC Bancorp only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

The Subordinated Notes will not be listed on any securities exchange. Currently, there is no public trading market for the Subordinated Notes.

	Per Subordinated Note(1)	Total
Public offering price	%	$
Underwriting discount (2)%		$
Proceeds to us, before expenses	%	$

(1)	Plus accrued interest, if any, from the original issue date.
(2)	The underwriter will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details of the compensation payable to the underwriter.

The underwriter expects to deliver the Subordinated Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, or DTC, and its direct participants, against payment therefor in immediately available funds, on or about    , 2014.

Investing in the Subordinated Notes involves risks. Please carefully read the “Risk Factors” beginning on page S-14 of this prospectus supplement and beginning on page 3 of the accompanying prospectus and also appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 for a discussion of certain factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Subordinated Notes or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Subordinated Notes are not deposits, savings accounts, or other obligations of our bank subsidiary or any other depository institution and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency.

The date of this prospectus supplement is    , 2014

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-3

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Sandler O’Neill + Partners, L.P., or Sandler O’Neill, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Sandler O’Neill is not, making an offer to sell the Subordinated Notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, or any documents incorporated by reference herein and therein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us and other securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

We and the underwriter are offering to sell, and seeking offers to buy, the Subordinated Notes only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Subordinated Notes in certain jurisdictions may be restricted by law. We and the underwriter require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer to sell, or a solicitation of an offer to buy, any Subordinated Notes offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

In this prospectus supplement, “BNC,” “the Company,” “we,” “our,” “ours,” and “us” refer to BNC Bancorp, which is a bank holding company headquartered in High Point, North Carolina, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to the “Bank” or “Bank of North Carolina” mean Bank of North Carolina, which is our wholly-owned banking subsidiary.

CAUTIONARY NOTE ABOUT FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

S-4

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

•	changes in laws, regulations, and policies affecting the financial services industry and the application thereof by regulatory bodies;

•	effective on January 1, 2015 and subject to certain transition periods, changes in minimum capital requirements, adjustments to prompt corrective action thresholds, increased quality of regulatory capital, revised risk-weighting of certain assets, and implementation of a “capital conservation buffer,” included in the final rule promulgated by the Federal Reserve on July 2, 2013, to implement the so-called “Basel III” accords;

•	changes in local, regional and international business, economic or political conditions in the regions where we operate or have significant assets;

•	changes in trade, monetary and fiscal policies of various governmental bodies and central banks, that could affect the economic environment in which we operate;

•	adverse changes in credit quality trends;

•	our ability to determine accurate values of certain assets and liabilities;

•	adverse behavior in securities, public debt, and capital markets, including changes in market liquidity and volatility;

•	our ability to anticipate interest rate changes correctly and manage interest rate risk presented through unanticipated changes in our interest rate risk position and/or short- and long-term interest rates;

•	unanticipated changes in our liquidity position, including but not limited to our ability to enter the financial markets to manage and respond to any changes to our liquidity position;

•	adequacy of our risk management program;

•	increased competitive pressure due to consolidation;

•	unanticipated adverse effects and integration costs of acquisitions and dispositions of assets, business units or affiliates;

•	our failure to realize anticipated benefits of our acquisitions or to realize the benefits within the existing time frame;

•	our ability to integrate acquisitions and retain existing customers and attract new ones; and

•	the risk factors described under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein.

If one or more of the factors affecting our forward looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward- looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. We will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

S-5

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Information by Reference.”

The Company

BNC Bancorp was formed in 2002 to serve as a one-bank holding company for Bank of North Carolina. The Bank is a full service commercial bank, incorporated under the laws of the State of North Carolina on November 15, 1991, that opened for business on December 3, 1991. Because the Bank is our sole banking subsidiary, the majority of our income is derived from its operations.

We provide a wide range of banking services tailored to the particular banking needs of the communities we serve. We are principally engaged in the business of attracting deposits from the general public and using those deposits, together with other funding from our lines of credit, to make primarily consumer and commercial loans. We have pursued a strategy that emphasizes our local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, we make business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. We also offer a wide range of banking services, including traditional products such as checking and savings accounts. We are also continuously developing new and innovative products, including a new wealth management product suite, and equipping our bankers with new technology to further differentiate us as a community bank with sophisticated product delivery.

During recent years, we have focused much of our growth and expansion efforts on acquisitions of community banks located in our key markets. As a result of these efforts, we have completed the following whole-bank and branch acquisitions over the past two years:

•	On June 1, 2014, we acquired Community First Financial Group, Inc., the parent company of Harrington Bank, a federally chartered savings bank that served consumers, small businesses and professionals and operated three branches in Chapel Hill, North Carolina. This acquisition further enhanced our presence in the Raleigh-Durham-Chapel Hill area.

•	On April 1, 2014, we acquired South Street Financial Corp., the parent company of Home Savings Bank of Albemarle, Inc., SSB, a North Carolina savings bank that served consumers, small businesses and professionals and operated five branches in Stanly and Montgomery counties east of Charlotte, North Carolina. This acquisition aligns with the Company’s strategy of growth focused within existing markets.

•	On October 1, 2013, we acquired Randolph Bank & Trust Company, a commercial bank that served consumers, small businesses and professionals and operated six branches in the Piedmont-Triad area of North Carolina. This acquisition aligns with the Company’s strategy of growth focused within existing markets.

•	On November 30, 2012, we acquired First Trust Bank, which operated three branches in the greater Charlotte, North Carolina metropolitan area. This acquisition expanded and enhanced our footprint in the metropolitan Charlotte market.

•	On September 21, 2012, we acquired the deposits and certain other assets of two branches that were owned by Bank of Hampton Roads, a subsidiary of Hampton Roads Bankshares, Inc., located in Cary, North Carolina and Chapel Hill, North Carolina.

•	On September 14, 2012, we acquired KeySource Financial, Inc., a North Carolina corporation serving as the bank holding company for KeySource Commercial Bank, a North Carolina banking corporation (“KeySource”) with one branch in Durham, North Carolina. The acquisition of KeySource, as well as the acquisition of the Bank of Hampton Roads branches, further increased our presence in the combined Raleigh-Durham Metropolitan Statistical Area, the market with the highest forecasted five-year growth rate in North Carolina.

•	On June 8, 2012, we acquired certain assets and liabilities of Carolina Federal Savings Bank (“Carolina Federal”) in Charleston, South Carolina, pursuant to a Purchase and Assumption agreement with the FDIC. Under the terms of the agreement, we acquired certain assets and deposits from the FDIC as receiver of Carolina Federal. There was no loss-share arrangement with the FDIC with respect to this transaction.

S-6

On June 4, 2014, BNC and Harbor Bank Group, Inc., Charleston, South Carolina (“Harbor”), entered into an Agreement and Plan of Merger. Pursuant to the merger agreement, Harbor will, on the terms and subject to the conditions set forth in the merger agreement, merge with and into the Company, so that the Company is the surviving corporation in the merger. Harbor National Bank, a nationally chartered commercial bank and a wholly owned subsidiary of Harbor, will be merged with and into Bank of North Carolina as soon as practicable following the merger. The Company and Harbor anticipate that the merger will close in the fourth quarter of 2014, subject to customary closing conditions, including regulatory approval and approval of Harbor’s shareholders. Please refer to our Current Report on Form 8-K filed with the SEC on June 5, 2014 for additional information regarding the merger.

We target business professionals and small to mid-size business customers with credit relationships in the $250,000 to $25 million range that are too small for regional banks but too large for smaller community banks with lower legal lending limits. We offer our customers superior customer service, 48 full-service banking locations and experienced bankers. Our primary sources of revenue are interest and fee income from our lending and investing activities, primarily consisting of making loans to small- to medium-sized businesses, and, to a lesser extent, from our investment portfolio. The majority of our senior lending officers have been in the banking industry for more than 20 years and have experienced several economic and real estate cycles during their banking careers.

We continue to make significant investments in our mortgage origination business, which grew from less than $100 million in originations when it was restructured in 2011 to over $325 million in originations during 2013. The mortgage division is a full correspondent lender offering a full array of products and services to our bank clients. The mortgage division is an FHA Direct Endorsement Lender, VA Automatic Lender, NC Housing, and USDA Rural Housing approved lender, and is approved with many of the larger aggregators to deliver Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) products, which are being sold with mortgage servicing rights released. The mortgage division focuses on building a sustainable business model as the markets change and continues to focus on funding the purchase of residential real estate.

At June 30, 2014, we had total assets of approximately $3.7 billion, net loans of approximately $2.6 billion, total deposits of approximately $3.1 billion, and total shareholders’ equity of approximately $326.8 million. At June 30, 2014, our nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $86.2 million, or 2.34% of total assets. For the six months ended June 30, 2014, we had net income of $12.6 million, or $0.45 per diluted share.

Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Our telephone number is (336) 869-9200. Our website address is http:/www.bncbancorp.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Line of Credit

We have had preliminary discussions with a lender regarding establishing an unsecured $10-$15 million line of credit. The terms of the line of credit have not been established, however, and we cannot assure you that we will enter into a line of credit. Borrowings under a line of credit would be senior in right of payment to the Subordinated Notes.

S-7

THE OFFERING

Issuer	BNC Bancorp, a North Carolina corporation

Securities Offered	% Fixed to Floating Rate Subordinated Notes due , 2024

Aggregate Principal Amount	$50,000,000

Maturity Date	, 2024. If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Interest Rate
From and including the issue date to but excluding , 2019:

▪ a fixed per annum rate of %

From and including , 2019 to but excluding the maturity date:

▪ a floating rate equal to LIBOR determined on the determination date of the applicable interest period plus basis points, payable quarterly in arrears.

For any determination date, “LIBOR” means the rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company.

Interest Payment Date(s)	Each , , and , commencing , 2015

Record Dates	Interest on each Subordinated Note will be payable to the person in whose name such Subordinated Note is registered on the , , or immediately preceding the applicable interest payment date.

Subordination, Ranking	The Subordinated Notes offered by this prospectus supplement will be issued by the Company pursuant to the First Supplemental Indenture, or the First Supplement, dated as of , 2014 between the Company and Wilmington Trust, National Association, not in its individual capacity but solely as Trustee, to the Subordinated Indenture, dated as of , 2014, between the Company and Wilmington Trust, National Association, as Trustee, which we refer to as the Base Indenture. In this prospectus supplement, we refer to the Base Indenture and the First Supplement collectively as the Indenture.

The Subordinated Notes will be unsecured, subordinated and:

S-8

•	will rank junior in right of payment and upon our liquidation to our existing and all of our future senior indebtedness (as defined in the Indenture and described below under “Description of the Subordinated Notes” in this prospectus supplement);

•	will rank equally in right of payment and upon our liquidation with our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes;

•	will rank senior in right of payment and upon liquidation to our existing junior subordinated debentures, as well as any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes; and

•	will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s liabilities to depositors in connection with the deposits in the Bank, liabilities to general and trade creditors and liabilities arising during the ordinary course of business or otherwise.

As of June 30, 2014 at the holding company level we had a $28.5 million term loan. The term loan is unsecured, but contains a covenant whereby the Company has agreed not to pledge its Bank of North Carolina stock to secure any other borrowing. The term loan ranks senior to the Subordinated Notes. As of June 30, 2014, at the holding company level, we had approximately $23.7 million principal amount of junior subordinated debentures, due 2033-2036. The Subordinated Notes will be senior to those junior subordinated debentures. As of June 30, 2014, the Company owed approximately $51.0 million in additional long-term borrowings and approximately $108.3 million in short-term borrowings, and had outstanding liabilities of approximately $22.3 million to general creditors.

The Indenture does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Subordinated Notes that we may incur hereafter.

Because we are a holding company, our cash flows and, consequently, our ability to pay and discharge our obligations, including the principal of, and premium, if any, and interest on, our debt securities depends on the dividends paid and distributions and other payments made to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Accordingly, our right to receive any payments or assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Subordinated Notes to participate in the proceeds of those payments or assets, will be effectively subordinated to the claims of our subsidiaries’ respective creditors and preferred equity holders, if any. As of June 30, 2014, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $3.3 billion, excluding intercompany liabilities. For more information, see “Description of Subordinated Notes—Ranking” in this prospectus supplement.

Redemption	The Company may, at its option, beginning with the interest payment date of , 2019 and on any interest payment date thereafter, redeem the Subordinated Notes, in whole or in part at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all holders of the Subordinated Notes. The Subordinated Notes are not subject to repayment at the option of the holders. We may also redeem the Subordinated Notes, at our option, in whole, at any time, or in part from time to time, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 Capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Subordinated Notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Subordinated Notes—Redemption” in this prospectus supplement.

S-9

Events of Default; Remedies	The Subordinated Notes will contain customary payment, covenant and insolvency events of default. The trustee and the holders of the Subordinated Notes may not accelerate the maturity of the Subordinated Notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Subordinated Notes will become immediately due and payable without any action of the trustee or the holders of the Subordinated Notes. In the event of such an acceleration of the maturity of the Subordinated Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Subordinated Notes. See “Description of Subordinated Notes—Events of Default; Acceleration of Payment; Limitation on Suits” in this prospectus supplement.

Denomination; Form	The Subordinated Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Subordinated Notes will be evidenced by a global note deposited with the trustee for the Subordinated Notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Subordinated Notes—Delivery and Form.”

Sinking Fund	None

Security	None. The Subordinated Notes are unsecured subordinated obligations of the Company.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ million, after deducting the underwriting discount and the payment of the transaction expenses payable by us.

We intend to use the proceeds of the offering to fund the payment of the approximately $27.9 million outstanding principal balance (as of September 15, 2014) on our $30.0 million senior unsecured term loan with Synovus Bank. We also anticipate using the proceeds of this offering to fund the payment of any accrued and unpaid interest and any prepayment fees due under the Term Loan, which we estimate to be approximately $400,000 (as of September 15, 2014) and for general corporate purposes, including but not limited to contribution of capital to our subsidiaries, including the Bank, to support organic growth and opportunistic acquisitions, should appropriate acquisition opportunities arise. For additional details, see “Use of Proceeds” at page S-18.

Risk Factors	Investing in the Subordinated Notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-14 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the Subordinated Notes.

Trustee	Wilmington Trust, National Association, acts as the trustee, or Trustee, under the Indenture.

CUSIP	05566T AA9

Listing	The Subordinated Notes will not be listed on any national securities exchange or included in any automated dealer quotation system. Currently, there is no market for the Subordinated Notes, and there can be no assurances that any public market for the Subordinated Notes will develop.

United States Federal Income Tax Consequences	See “Certain United States Federal Income Tax Consequences” at page S-36.

Governing Law	The Subordinated Notes and the Indenture will be governed by North Carolina law, except that the rights, duties, powers, liabilities and immunities of the Trustee under the Indenture shall be governed by New York law.

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SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2013 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2014 and 2013 (which is unaudited). You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the six month periods ended June 30, 2014 and 2013 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

Selected Consolidated Financial Data

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Operating Data:
Total interest income	$74,351	$66,826	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	9,736	14,727	30,063	32,891	32,920	34,747	32,867
Net interest income	64,615	52,099	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	4,701	6,403	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	59,914	45,696	96,419	57,887	52,209	33,881	30,465
Non-interest income	10,930	11,804	22,806	33,138	20,802	28,813	8,686
Non-interest expense	54,283	46,875	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	16,561	10,625	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	3,944	1,679	4,045	(1,700)	(1,783)	(204)	(285)
Net income	12,617	8,946	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	—	1,060	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553

Per Common Share Data:
Basic earnings per share	$0.45	$0.30	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.45	0.30	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.10	0.10	0.20	0.20	0.20	0.20	0.20
Book value	11.00	9.61	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.90	8.41	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding:
Basic	28,095	26,470	26,683	17,595	10,878	9,262	7,340
Diluted	28,232	26,486	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342

Selected Period-End Balance Sheet Data:
Total assets	$3,683,230	$2,929,636	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment securities available-for-sale	256,285	242,576	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	245,341	223,503	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,670,299	2,048,941	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	30,129	32,859	32,875	40,292	31,008	24,813	17,309
Goodwill	50,744	27,111	28,384	27,111	26,129	26,129	26,129
Deposits	3,124,648	2,428,315	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	108,275	112,105	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,174	115,592	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	326,836	254,445	271,330	282,244	163,855	152,224	126,206

Selected Average Balances:
Total assets	$3,362,233	$2,948,251	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment securities	502,943	467,573	483,984	353,040	339,067	352,099	430,684
Total loans	2,440,591	2,079,887	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	3,023,497	2,627,125	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,503,794	2,232,266	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,665,668	2,387,358	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	306,681	275,233	269,123	212,955	156,968	149,959	123,641

Selected Performance Ratios:
Return on average assets(2)	0.76%	0.54%	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	8.30%	6.31%	6.28%	5.11%	4.12%	5.47%	4.83%
Return on average tangible common equity(4)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.57%	4.26%	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	9.12%	9.34%	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	68.31%	69.66%	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	22.22%	33.33%	32.79%	41.67%	44.44%	32.26%	32.26%
Allowance for loan losses to period-end portfolio loans(7)	1.13%	1.60%	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	84.86%	48.74%	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.34%	3.90%	2.74%	3.93%	6.57%	6.29%	2.04%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.51%	0.85%	0.57%	1.09%	1.14%	1.39%	1.13%

Capital Ratios:(11)
Total risk-based capital	11.18%	13.82%	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	10.13%	12.57%	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.43%	9.44%	8.96%	9.71%	7.38%	7.42%	8.32%

Other Data:
Number of full service banking offices	48	32	39	35	30	23	17
Number of limited service offices	—	—	—	—	1	1	1
Number of full time employee equivalents	708	543	620	541	442	358	249

(Footnotes on following page)

S-11

(1) Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2) Calculated by dividing net income available to common shareholders by average assets.

(3) Calculated by dividing net income available to common shareholders by average common equity.

(4) Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5) Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $3.9 million and $3.4 million for the six months ended June 30, 2014 and 2013, and $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

(6) Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

(7) Includes loans covered under loss-share agreements of $158.9 million and $219.3 million at June 30, 2014 and 2013, and $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(8) Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $15.9 million and $44.3 million at June 30, 2014 and 2013, and $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(9) Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $28.6 million and $62.0 million at June 30, 2014 and 2013, and $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(10) Net loan charge-offs include $0.7 million and $8.7 million of covered loans that are reimbursed 80% by the FDIC for the six months ended June 30, 2014 and 2013, and $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.

(11) Capital ratios are for the Bank.

S-12

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$326,836	$254,445	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	—	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	62,406	31,671	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	264,430	222,774	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.90	$8.41	$8.66	$8.20	$9.60	$8.49	$9.43

Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	586	321	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	13,203	8,207	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	306,881	252,153	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	44,353	31,933	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	262,328	220,220	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%

S-13

RISK FACTORS

An investment in the Subordinated Notes involves various risks. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should read these risk factors together with the risk factors contained in BNC’s Annual Report on Form 10-K for the year ended December 31, 2013, and any changes to those risk factors included in BNC’s Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Annual Report. Any of these risks, if they are realized, could materially adversely affect our business, financial condition, and results of operations and ability to repay the Subordinated Notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to this Offering and Ownership of the Subordinated Notes

The Subordinated Notes will be unsecured and subordinated to our existing and future senior indebtedness.

The Subordinated Notes will be subordinated obligations of the Company. Accordingly, they will be junior in right of payment to our existing and future senior indebtedness. Our senior indebtedness includes:

•	The principal and any premium or interest for money borrowed or purchased by the Company;

•	The principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company;

•	Any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

•	An obligation arising from direct credit substitutes;

•	Obligations to general and trade creditors; and

•	Any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;

in each case, whether outstanding on the date the Indenture becomes effective, or created, assumed or incurred after that date.

Senior indebtedness excludes any indebtedness that: (1) expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Notes; or

(2) is identified as junior to, or equal in right of payment with, the Subordinated Notes in any resolution of the Board of Directors of the Company pursuant to the Indenture. The Subordinated Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the Indenture.

In addition, the Subordinated Notes will not be secured by any of our assets. As a result they will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of senior indebtedness or other financial obligations or secured obligations that we or the Bank may incur.

As a result of the subordination provisions described above, holders of Subordinated Notes may not be fully repaid in the event of bankruptcy, liquidation or reorganization of the Company.

S-14

The Amount of Interest Payable on the Subordinated Notes Will Vary after    , 2019.

Because LIBOR is a floating rate, the interest rate on the Subordinated Notes will vary after    , 2019. From and including the issue date but excluding    , 2019, the Subordinated Notes will bear interest at a fixed per annum rate of    %. From and including    , 2019, to but excluding the maturity date, the Subordinated Notes will bear interest during each quarterly interest period at a per annum rate equal to LIBOR plus     basis points for any interest period. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that interest period.

The level of LIBOR may affect our decision to redeem the Subordinated Notes.

It is more likely we will redeem the Subordinated Notes after    , 2019 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Subordinated Notes prior to their maturity date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the Subordinated Notes.

You Will Have No Rights Against the Publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after the fifth year will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Subordinated Notes or the holders of the Subordinated Notes.

The Subordinated Notes will not be guaranteed by the FDIC, any other governmental agency or the Bank, and will be structurally subordinated to the indebtedness and other liabilities of the Bank.

The Subordinated Notes are not bank deposits and are not insured by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, any bank. The Subordinated Notes will be obligations of the Company only and will not be guaranteed by the Bank. The Subordinated Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of the Bank, which means that creditors of the Bank generally will be paid from the Bank’s assets before holders of the Subordinated Notes would have any claims to those assets.

The Indenture does not contain any limitations on our ability to incur additional indebtedness, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

The Indenture does not restrict our ability, or the ability of any of our subsidiaries, to incur additional indebtedness or other liabilities, including additional senior or subordinated indebtedness. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Subordinated Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, absent an event of default under the Indenture, we are not restricted under the Indenture governing the Subordinated Notes from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you. See “Description of the Subordinated Notes” at page S-20.

If the Bank does not make dividend payments to the Company, the Company may not be able to pay interest and principal on the Subordinated Notes.

We are a holding company and conduct substantially all of our operations through subsidiaries, including our principal subsidiary, the Bank. We may depend on dividends, distributions and other payments from our subsidiaries, principally on the dividends from the Bank, to meet our obligations, including payments on the Subordinated Notes. The Bank’s state and federal regulators have significant discretion and authority to cause the Bank to stop paying dividends to the Company, or to cause the Company to stop payments on its subordinated debt, including the Subordinated Notes. In the event the Bank is unable to provide sufficient dividends to allow the Company to meet its obligations, the Company may not be able to pay interest or principal, or both interest and principal, on the Subordinated Notes. There is no sinking fund or similar segregated pool of funds which is dedicated to making payments of interest or principal on the Subordinated Notes.

S-15

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Subordinated Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the Subordinated Notes is subject to Federal Reserve guidelines regarding capital adequacy. We intend to treat the Subordinated Notes as “Tier 2 Capital” under the Federal Reserve’s regulatory capital rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 Capital instruments such as the Subordinated Notes on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 Capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Subordinated Notes on one or more of the scheduled interest payment dates or at any other time or the principal of the Subordinated Notes at the maturity of the Subordinated Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

The Indenture includes limited events of default.

As described in “Description of the Subordinated Notes—Events of Default; Acceleration of Payment; Limitation on Suits” beginning on page S-22, the Subordinated Notes contain limited events of default and remedies. As a result of our intended treatment of the Subordinated Notes as Tier 2 Capital, the ability of the Trustee under the Indenture that governs the Subordinated Notes and the holders of the Subordinated Notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Subordinated Notes will be limited to the events of default that occur upon:

•	the entry of a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	the Company consenting to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	a “major subsidiary depository institution” of the Company becomes the subject of a receivership, insolvency, liquidation or similar proceeding.

Consequently, neither the trustee nor the holders of the Subordinated Notes will have the right to accelerate the maturity of the Subordinated Notes in the case of our failure to pay the principal of, or interest on, the Subordinated Notes or our non-performance of any other covenant or warranty under the Subordinated Notes or the Indenture. The holders of our senior indebtedness will not be subject to limitations of that type. If the holders of our senior indebtedness are able to accelerate the maturity of our senior indebtedness at a time when a non-insolvency default has occurred, but an insolvency default has not occurred, with respect to the Subordinated Notes, such holders of our senior indebtedness may be able to accelerate the maturity of, and pursue the payment in full of, that senior indebtedness while the holders of the Subordinated Notes would be unable to pursue similar remedies with respect to the Subordinated Notes.

S-16

The Subordinated Notes do not place any limit on our ability to pay dividends on our capital stock when there is no event of default.

Although the Bank and Company are subject to regulatory guidelines, limitations and legal limits on the ability to pay dividends, the Subordinated Notes do not contain any limitations on the ability of the Company to pay dividends to the holders of its equity securities, except when an event of default, as defined in the Indenture, exists. As such, we may be able to pay dividends in an amount which is within our legal authority and to which our regulators do not object, which would preclude additional capital accumulation, which would make it more difficult for us to comply with our obligations under the Subordinated Notes.

An active trading market for the Subordinated Notes may not develop.

The Subordinated Notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the Subordinated Notes on any securities exchange or for quotation of the Subordinated Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Subordinated Notes will develop, the ability of holders of the Subordinated Notes to sell their Subordinated Notes or the prices at which holders may be able to sell their Subordinated Notes.

If a trading market for the Subordinated Notes develops, factors not within our control could adversely affect the market price of the Subordinated Notes.

In addition to our creditworthiness, many factors may affect the trading market for, and the trading value of, the Subordinated Notes should a trading market develop in the future after issuance of the Subordinated Notes. These factors include: the time remaining to the maturity of the Subordinated Notes, the ranking of the Subordinated Notes, the outstanding amount of Subordinated Notes with terms identical to the Subordinated Notes offered hereby, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and will fluctuate in the future. If a trading market for the Subordinated Notes develops, such fluctuations could have an adverse effect on the price of the Subordinated Notes.

After   , 2019, the Subordinated Notes may be redeemed at our option, which limits the ability to accrue interest over the full term of the Subordinated Notes.

We may redeem all or a portion of the Subordinated Notes after   , 2019 and prior to their maturity date. In the event that we redeem the Subordinated Notes, holders will receive only the principal amount of the investment in the Subordinated Notes and any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original maturity date of the Subordinated Notes.

S-17

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Subordinated Notes in the offering, after underwriting discounts and estimated expenses, will be approximately $   million.

We intend to use the proceeds of the offering to fund the payment of the outstanding principal balance of $27.9 million (as of September 15, 2014) on our $30.0 million senior unsecured term loan (the “Term Loan”) with Synovus Bank, which we entered into on April 26, 2013. We also anticipate using the proceeds of this offering to fund the payment of any accrued and unpaid interest and any prepayment fees due under the Term Loan, which we estimate to be approximately $400,000 (as of September 15, 2014). The Term Loan bears interest as determined by the Company at either (i) 3.5%, plus a rate equal to the higher of (a) prime lending rate (published in the Wall Street Journal) as in effect from time to time, (b) the Federal Funds rate, as in effect from time to time, plus one- half of one percent per annum, and (c) LIBOR (as defined in the loan documentation) determined on a daily basis for a period of one month, plus 1.00%, or (ii) 4.5%, plus the 30, 60, or 90 day LIBOR. The interest rate has a floor of 1.00%. The Term Loan currently bears interest at 5.50% and matures on April 26, 2018.

We expect to use the balance of the net proceeds for general corporate purposes, including but not limited to contribution of capital to our subsidiaries, including the Bank, to support organic growth and other opportunistic acquisitions, should additional and appropriate acquisition opportunities arise. Except as otherwise disclosed in this prospectus supplement and the accompanying prospectus, we do not have any plans, arrangements, or understandings relating to any material acquisition. At any given time we may be evaluating potential acquisition candidates or conducting due diligence on potential acquisition candidates, but such activities may not result in any definitive agreements for a transaction. We have not determined the amounts that may be used for each purpose other than our intent to fund the payment of the Term Loan.

S-18

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2014:

•	on an actual historical basis;

•	on an as-adjusted basis as if the offering had been completed as of June 30, 2014, with $28.5 million of the proceeds applied to pay the outstanding balance of our senior unsecured term loan and $1.1 million applied for estimated issuance costs; and

•	on a pro forma basis calculated to give effect to the acquisition of Harbor, including the issuance of shares of our common stock, as if such acquisition had been completed on June 30, 2014, and adjusted to give effect to the net proceeds of this offering.

The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2013, and the notes thereto, included in our Annual Report on Form 10-K, the unaudited consolidated financial statements for the six months ended June 30, 2014, and the notes thereto, included in our Quarterly Report on Form 10-Q, incorporated by reference herein.

	June 30, 2014
(Dollars in thousands)	Actual	As Adjusted	Pro Forma As Adjusted (1)

Long Term Debt	101,174	121,594	139,841

Shareholder’s Equity:
Common Stock, no par value, authorized 60,000,000 shares; 23,728,643 issued and outstanding at June 30, 2014	$209,390	$209,390	$260,985
Common Stock, non-voting, no par value, authorized 20,000,000 shares; 5,992,213 shares issued and outstanding at June 30, 2014	57,849	57,849	57,849
Retained earnings	51,385	51,385	51,385
Stock in directors rabbi trust	(3,181)	(3,181)	(3,181)
Directors deferred fees obligation	3,181	3,181	3,181
Accumulated other comprehensive income	8,212	8,212	8,212

Total Shareholders’ Equity	$326,836	$326,836	$378,431
Total Capitalization	$428,010	$448,430	$518,272

Capital Ratios for the Company
Tier 1 capital to risk-weighted assets ratio	9.22%	9.22%	9.25%
Total capital to risk-weighted assets ratio	10.27%	12.02%	11.83%
Tier 1 capital to average assets ratio	7.62%	7.58%	7.59%
Tangible common equity to tangible assets ratio	7.30%	7.26%	7.30%

(1)	The Harbor acquisition will be accounted for as an acquisition using the acquisition accounting method under ASC 805, and accordingly, the assets and liabilities will be recorded at their respective fair values on the date the acquisition is closed. The pro forma adjustments assume an aggregate purchase price of approximately $51.6 million, paid by the issuance of 2,977,000 shares of our Common Stock (valued at $17.25 per share). Harbor had $4.0 million of short-term borrowings and $18.2 million of long-term debt (after a purchase accounting adjustment of an additional $247,000) at June 30, 2014. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of Harbor tangible and identifiable intangible assets and liabilities as of the closing date of the acquisition. Changes in the fair value of the net assets of Harbor as of the closing date likely will change the amount of purchase price allocable to goodwill. The further refinement of transaction costs, changes in Harbor’s shareholders’ equity, including net income, asset valuations and other items between June 30, 2014 and the closing date of the acquisition will further impact the amount of the purchase price and any excess purchase price recorded as compared to this pro forma analysis. Also impacting the final amounts will be changes to our stock price, as noted above. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

S-19

DESCRIPTION OF THE SUBORDINATED NOTES

The Subordinated Notes offered by this prospectus supplement will be issued by the Company pursuant to the Indenture. We have summarized the general terms and provisions of the Indenture below but the summary is not complete. The following description of the particular terms of the Subordinated Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you. We have summarized the material terms of the Indenture. You should read the Indenture for more complete descriptions of the terms of the Indenture.

General

The Subordinated Notes issued in this offering will initially be limited to $50.0 million principal amount. Under the Indenture, the aggregate principal amount of Subordinated Notes which may be sold and delivered in other offerings is unlimited. The Subordinated Notes may be sold in one or more series with the same or various maturities, at par, at a premium, or at a discount.

The Subordinated Notes will mature on   , 2024. The Subordinated Notes are not convertible into, or exchangeable for, equity securities of the Company. There is no sinking fund for the Subordinated Notes.

Interest

From and including the issue date to but excluding   , 2019:

▪	a fixed per annum rate of %

From and including   , 2019 to but excluding the maturity date:

▪	a floating rate equal to LIBOR determined on the determination date of the applicable interest period plus basis points, payable quarterly in arrears.

For any determination date, “LIBOR” means the rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

S-20

If an interest payment date or the maturity date for the Subordinated Notes falls on a day that is not a business day, we will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Subordinated Notes will not be entitled to any further interest or other payments with respect to such postponements.

When we use the term “business day”, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close. The interest payable on the Subordinated Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Subordinated Notes are registered at the close of business on    ,    ,    , and     whether or not a business day, immediately preceding the interest payment date. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Subordinated Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

Ranking

As of June 30, 2014, at the holding company level, we had approximately $23.7 million principal amount of junior subordinated debentures, due 2033-2036. The Subordinated Notes will be senior to those junior subordinated debentures. The Subordinated Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the Indenture.

The Subordinated Notes will be subordinated in right of payment to all of our senior indebtedness, and other specified company obligations. The Subordinated Notes will be obligations of BNC Bancorp only and will not be guaranteed by any of our subsidiaries, including the Bank, which is our principal subsidiary. The Subordinated Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Subordinated Notes would have any claims to those assets. The Indenture and the Subordinated Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the Subordinated Notes that we or our subsidiaries may incur. As of June 30, 2014, on a consolidated basis, our outstanding liabilities (including deposits) totaled approximately $3.4 billion.

“Senior indebtedness” has the meaning given to such term in the resolutions of the board of directors or supplemental indenture establishing a series of subordinated indebtedness, and with respect to the Subordinated Notes, includes:

•	the principal and any premium or interest for money borrowed or purchased by the Company;

•	the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company;

•	any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

•	obligations to general and trade creditors;

•	an obligation arising from direct credit substitutes; and

•	any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;

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in each case, whether now outstanding, or created, assumed or incurred in the future. With respect to the Subordinated Notes, senior indebtedness excludes any indebtedness that:

•	expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Notes; or

•	is identified as junior to, or equal in right of payment with, the Subordinated Notes in any board resolution establishing such series of subordinated indebtedness or in any supplemental indenture.

Upon the liquidation, dissolution, winding up, or reorganization of BNC, BNC must pay to the holders of all senior indebtedness (such as amounts currently owed to Synovus Bank under its unsecured term loan, and similar obligations that may arise in the future) the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the Subordinated Notes. If, after we have made those payments on our senior indebtedness there are amounts available for payment on the Subordinated Notes, then we make any payment on the Subordinated Notes. Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of insolvency of BNC, holders of the Subordinated Notes may recover less ratably than holders of senior indebtedness and other creditors of BNC.

Events of Default; Acceleration of Payment; Limitation on Suits

The Subordinated Notes and Indenture provide for only limited events upon which the principal of the Subordinated Notes may be accelerated. These events are:

•	A court having jurisdiction shall enter a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	The Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	A “major depository institution subsidiary” of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

The Subordinated Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal on the Subordinated Notes, including:

•	Default in the payment of any installment of interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	Default in the payment of the principal (or premium, if any) on any debt security of that series when it becomes due and payable; or

•	Failure by the Company duly to observe or perform any of the other covenants or agreements in the debt securities of that series, in any resolution of the board of directors of the Company authorizing the issuance of that series of debt securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in the Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding.

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There is no right of acceleration in the case of a default in the payment of principal of or interest on the Subordinated Notes or in our non-performance of any other obligation under the Subordinated Notes or the Indenture.

If we default in our obligation to pay any interest on the Subordinated Notes when due and payable and such default continues for a period of thirty days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Subordinated Notes of the performance of any covenant or agreement in the Indenture.

No holder of Subordinated Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Subordinated Notes;

•	the holders of not less than 25% in principal amount of the Subordinated Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture; such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given in writing to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Subordinated Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of the Subordinated Notes.

Redemption

The Company may, at its option, beginning with the interest payment date of    , 2019 and on any interest payment date thereafter, redeem the Subordinated Notes, subject to prior approval of the Federal Reserve. Any partial redemption will be made pro rata among all of the holders. The Subordinated Notes are not subject to repayment at the option of the holders. The Subordinated Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Subordinated Notes before the maturity date in whole, at any time, or in part from time to time, upon the occurrence of:

•	a “Tax Event” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that an amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of the issuance of the Subordinated Notes, resulting in more than an insubstantial risk that the interest payable on the Subordinated Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•	a “Tier 2 Capital Event” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Subordinated Notes, the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us that would preclude the Subordinated Notes from being included as Tier 2 Capital; or

•	BNC Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940.

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Any such redemption will be at a redemption price equal to the principal amount of the Subordinated Notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the Subordinated Notes following one of these events would require prior approval of the Federal Reserve.

Our election to redeem any Subordinated Notes upon the occurrence of any of the events enumerated above will be provided to the Trustee at least 60 days prior to the redemption date. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice to the holders of the Subordinated Notes.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us, unless:

•	if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Subordinated Notes and the performance or observance of our covenants under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

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Further Issues

We may, from time to time, without notice to or the consent of the holders of the Subordinated Notes, create and issue further notes ranking equally with the Subordinated Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Subordinated Notes and have the same terms as to status, redemption or otherwise as the Subordinated Notes.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Subordinated Notes non-Global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed Wilmington Trust, National Association, at its office in    , as the paying agent for the Subordinated Notes. We must notify you of changes in the paying agents.

Governing Law

The Indenture provides that the Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of North Carolina, except that the rights, immunities, duties and liabilities of the Trustee will be governed by New York law.

Subordinated Notes Intended to Qualify as Tier 2 Capital

The Subordinated Notes are intended to qualify as Tier 2 Capital under the capital rules established by the Federal Reserve for financial and bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 Capital. Among other things, the Subordinated Notes must:

•	be unsecured and not covered by a guarantee of the Company or of an affiliate of the Company, and not subject to any other arrangement that legally or economically enhances the seniority of the Subordinated Notes in relation to more senior claims;

•	be subordinated to depositors and general creditors;

•	have a minimum original maturity of at least five years;

•	not have any terms or features that require, or create significant incentives for, the Company to redeem the Subordinated Notes prior to maturity;

•	may be called by the Company only after a minimum of five years following issuance, except that the terms of the Subordinated Notes may allow them to be called sooner upon the occurrence of an event that would preclude the Subordinated Notes from being included in Tier 2 Capital, or a tax event;

•	not give the holder of the Subordinated Notes any contractual right to accelerate payment of principal or interest on the instrument, except in the event of a receivership, insolvency, liquidation, or similar proceeding of Company;

•	not have any credit sensitive feature, such as a dividend or interest rate that is reset periodically based in whole or in part on the Company’s credit standing; and

•	not contain provisions permitting the institution to redeem or repurchase the Subordinated Notes prior to the maturity date without prior approval of the Federal Reserve.

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Clearance and Settlement

The Subordinated Notes will be represented by one or more permanent global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). The Subordinated Notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Subordinated Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Subordinated Notes while the Subordinated Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Subordinated Notes, so long as the corresponding securities are represented by Global Notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to

DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through whom the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

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Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

DTC may discontinue providing its services as securities depositary with respect to the Subordinated Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Subordinated Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Subordinated Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of BNC, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

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Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither BNC nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

DESCRIPTION OF THE INDENTURE

General

The Subordinated Notes offered by this prospectus supplement will be issued by the Company under the Indenture. The following description of the particular terms of the Indenture supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt at “Description of Debt Securities” in the accompanying prospectus, to which description we refer you. We have summarized the material terms of the Indenture. You should read the Indenture for more complete descriptions of the terms of the Indenture.

Under the Indenture we may offer from time to time debt securities in the form of unsecured subordinated debentures, notes or other evidence of indebtedness. The aggregate principal amount of the debt securities which we may issue under the Indenture is unlimited, and the debt securities may be issued in one or more series. Any debt securities issued under the Indenture will be established pursuant to one or more resolutions of the Company, or to one or more indentures supplemental to the Indenture. Such resolutions or indentures supplemental, as applicable, shall also set forth the particular terms of each series of debt securities established thereby, which will generally include, among other things:

•	The title of the debt securities and the series in which such debt securities shall be included;

•	Any limit upon the aggregate principal amount of the debt securities (and premium if any);

•	Whether any debt securities of the series are to be issuable initially or otherwise in global form and, if so, (a) whether beneficial owners of interests in any such global debt securities may exchange such interest for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner specified in Indenture, (b) the name of the depository with respect to any global debt securities, and (c) the manner in which interest payable on a global security will be paid;

•	The terms, if any, upon which the debt securities of any series may be convertible into or exchanged for common stock, preferred stock, other indebtedness of the Company or another obligor, or warrants for common stock, preferred stock or indebtedness or other securities of any kind of the Company or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected;

•	The date or dates, or the method, if any, by which such date or dates shall be determined, on which the principal of such debt securities is payable;

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•	The rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method, if any, by which such date or dates are to be determined, the interest payment dates, and the regular record dates, if any, on which such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	Whether and under what circumstances additional amounts, which are required by the Indenture or any debt securities to be paid by the Company in respect of certain taxes imposed on the holders of such debt securities, shall be payable;

•	The place or places, if any, where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable, any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange or conversion and notices, or demands to or upon the Company in respect of the debt securities of the series and the Indenture may be served;

•	Whether and the terms and conditions upon which the debt securities of the series or any of them are to be redeemable at the option of the Company and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company;

•	Whether and the terms and conditions upon which the Company is obligated to redeem, or purchase debt securities of the series or any of them pursuant to any sinking fund or at the option of any holder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of the debt securities of the series so redeemed or purchased;

•	The denominations in which debt securities of the series, if any, shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	If other than the principal amount thereof, the portion of the principal amount of the debt securities of the series or any of them which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture or the method by which such portion is to be determined;

•	If the principal of (and premium, if any) or interest, if any, or any required additional amounts, on the debt securities of the series or any of them are to be payable, at the election of the Company or a holder thereof, in a coin or currency, composite currencies or currency unit or units other than that in which the debt securities of the series or any of them are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	Any deletions from, modifications of or additions to the events of default or covenants of the Company, as provided in the Indenture, with respect to the debt securities of the series or any of them;

•	The terms pursuant to which the debt securities of such series will be made subordinate in right of payment to the Company’s senior indebtedness and the definition of such senior indebtedness with respect to such series;

•	If the debt securities of the series or any of them are to be issued upon the exercise of warrants, the time, manner and place for such securities to be authenticated and delivered;

•	If the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt securities of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	Whether any of the debt securities of a series shall be issued as original issue discount securities, which are debt securities which provide for declaration of an amount less than the principal thereof to be due and payable upon acceleration; and

•	Any other terms of the debt securities of the series or any of them.

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With the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by a supplemental indenture, the Company may with respect to such series of debt securities enter into an indenture or supplemental indenture with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of such debt securities of such series; provided, however, that no such indenture or supplemental indenture shall, without the consent of the holder of each outstanding debt security affected thereby:

•	Change the maturity date of the principal of, or any installment of interest on, any such debt security, or reduce the principal amount thereof or the rate of interest thereon or any additional amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change the obligation of the Company to pay additional amounts, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration, or change the place of payment, coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such indenture or supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

•	Modify, directly or indirectly, certain provisions in the Indenture relating to the subordination of the indebtedness represented by such debt securities, or modify the definition of senior indebtedness in any manner that might alter or impair the subordination of the debt securities with respect to senior indebtedness then outstanding (unless each holder of such senior indebtedness has consented thereto in writing.)

The debt securities may be issued in global form, and are referred to herein as “global securities.” Global securities will be deposited with a depositary that we will identify in a supplemental indenture. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of global securities, including the depositary arrangements for each series of global securities, will be described in the applicable supplemental indenture.

Subordinated Debt

The debt securities will be subordinated in right of payment to the prior payment in full of the Company’s senior indebtedness, which with respect to any series of debt securities issued under the Indenture, shall have the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series, and shall include: (i) any indebtedness described as senior indebtedness in the resolutions of our board of directors that provide for the creation and issuance of such series of debt securities ; (ii) the principal and any premium or interest for money borrowed or purchased by the Company; (iii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iv) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (v) an obligation arising from direct credit substitutes; and (vi) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Indenture became effective, or created, assumed or incurred after that date. The senior indebtedness of the Company, however, excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the applicable series of debt securities issued under the Indenture; or (b) is identified as junior to, or equal in right of payment with, the applicable debt securities issued under the Indenture in the resolutions of our board of directors, or under an supplemental indenture, that provides for the establishment and issuance of such indebtedness.

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Registration, Transfer and Exchange

With respect to the debt securities of each series, except as otherwise specified with respect to debt securities issued in global form, the Company shall cause to be kept, at an office or agency of the Company, a register providing for the registration of the debt securities of each series and of transfers of the debt securities of such series, subject to such reasonable regulations as it may prescribe and to certain restrictions set forth in the Indenture.

Except as set forth in a supplemental indenture or any resolution of the board of directors of the Company authorizing the issuance of a series of global securities, any global security shall be exchangeable for debt securities of such series only if:

•	The depositary is at any time unwilling or unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the trustee an order to the effect that such global securities shall be so exchangeable; or

•	An event of default has occurred and is continuing with respect to the global securities and the Company or the depositary shall have requested such exchange.

The Indenture provides that if any mutilated debt security is surrendered to the trustee, subject to the provisions of the Indenture, the Company shall issue in exchange therefor a new debt security of the same series containing identical terms and of like principal amount. With respect to destroyed, lost or stolen debt securities, the Company the Company shall issue in exchange therefor a new debt security of the same series containing identical terms and of like principal amount, if (a) the Company and trustee have received evidence to their satisfaction of the destruction, loss or theft, (b) the holder thereof provides security indemnity as may be required by the Company and trustee, and (c) neither the Company nor the trustee shall have received a notice that such debt security has been acquired by a bona fide purchaser. In any event, if a mutilated, destroyed, lost or stolen debt security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new debt security, pay such debt security.

Payment

The holder of any debt security shall, under the Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts in respect of such debt security on the respective maturity dates specified in the particular terms governing such debt security (or, in the case of redemption, on the redemption date specified).

Satisfaction and Discharge

The Company may direct that the Indenture cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series, to certain provisions relating to the payment of amounts held in trust to pay and discharge indebtedness under such debt securities, and rights to receive certain additional amounts, as set forth in the Indenture), if any of the following occur:

•	All debt securities of such series (other than debt securities of such series (a) which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, or (b) for which a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities (including such indebtedness not yet due and payable) has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

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•	All debt securities of such series not delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year and such debt securities are not convertible into other securities, or (c) if redeemable at the option of the Company, such debt securities are not convertible into other debt securities and are to be called for redemption within one year under arrangements satisfactory to the trustee, and the Company, in the case of (a), (b) or (c) above, as applicable, has deposited a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation (including such indebtedness not yet due and payable) and the Company has:

o	Paid all other sums payable in respect of such outstanding debt securities; and

o	Delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions in the Indenture relating to the satisfaction and discharge of such series have been complied with.

Amounts held in trust to pay and discharge the entire indebtedness on the debt securities of any series shall be used to pay such indebtedness in accordance with the Indenture. All such amounts held with respect to debt securities that are subsequently converted shall be returned to the Company.

If the particular terms of any series of debt securities provide for defeasance of the debt securities, the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of such series when:

•	(a) The Company has deposited, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable); (b) with respect to any such series of debt securities which are denominated in United States dollars, the Company has deposited, as obligations in trust for such purpose, such amount of direct obligations of, or obligations the timely payment of the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable); or (c) the Company has properly fulfilled such other means of satisfaction and discharge as is specified with respect to all outstanding debt securities of such series;

•	The Company has paid all other sums payable in respect of such outstanding debt securities;

•	The Company has delivered to the trustee a certificate signed by a nationally recognized firm of independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clauses (a) or (b) in the first bullet-point above subsections for payment of and discharge the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable), and an officer’s certificate and an opinion of counsel, each stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to such debt securities shall have occurred and all conditions precedent in the Indenture relating to the satisfaction and discharge of such series have been complied with; and

•	The Company has delivered to the trustee (a) an opinion of independent counsel, which may be based upon a ruling from the Internal Revenue Service, that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) if the debt securities of such series are then listed on a national securities exchange, an opinion of counsel that the debt securities of such series will not be delisted as a result of the exercise of the defeasance.

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Events of Default

Event of default means, except as provided in any supplemental indenture, with respect to any series of debt securities, any of the following:

•	Default in the payment of any installment of interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	Default in the payment of the principal (or premium, if any) on any debt security of that series when it becomes due and payable;

•	Default in the payment of any sinking fund payment with respect to any debt security of that series as and when it becomes due and payable;

•	Failure by the Company to deliver the required securities or other rights upon an appropriate conversion or exchange election by any holder of convertible debt securities;

•	Failure by the Company duly to observe or perform any of the other covenants or agreements in the debt securities of that series, in any resolution of the board of directors of the Company authorizing the issuance of that series of debt securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

•	A court having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	The Company shall commence a voluntary case under, or consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;

•	A “major depository institution subsidiary” of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding; or

•	Any other event of default specified with respect to debt securities of that series.

Unless the resolution adopted by the Company or supplemental indenture establishing a series of debt securities provides otherwise if an event of default specified in the sixth, seventh or eighth bullet points above (regarding certain events of receivership, insolvency or liquidation and similar proceedings) with respect to debt securities of a series, the principal amount of all the debt securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified by the particular terms thereof), together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. Holders of Subordinated Notes will not have any right to accelerate the payment of the principal amount of any series of debt securities upon the occurrence of any other event of default, including a default of the payment of interest.

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If default is made in the payment of any installment of interest on or any additional amounts payable in respect of any debt security when such interest or additional amounts shall have become due and payable and such default continues for a period of 30 days, or default is made in the payment of the principal of (or premium, if any, on) any debt security at its maturity, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such debt securities, the whole amount then due and payable on such securities for interest or other amounts, or principal (and premium, if any) and interest or additional amounts, if any, as applicable, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest or any additional amounts, at the rate(s) provided in the particular terms of such debt securities, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee.

If the Company fails to pay such amounts, the trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such debt securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such debt securities, wherever situated. If an event of default with respect to debt securities of any series occurs and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by such appropriate judicial proceedings.

In case of any pending receivership, insolvency, liquidation or similar proceeding relative to the Company or any other obligor upon the debt securities or the property of the Company or of such other obligor or their creditors, the trustee shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount or such lesser amount as may be provided for in the particular terms governing the debt securities of such series of principal (and premium, if any) and interest, and any additional amount owing and unpaid in respect of all outstanding debt securities of such series including any claim for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents or counsel, and of the holders, and (b) to collect, receive and distribute any amounts or other property payable or deliverable on any such claims. The trustee shall not, however, have any authority to consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the debt securities or the rights of any holder thereof, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

At any time after a declaration of acceleration with respect to the debt securities of any series, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay (a) all overdue installments of interest on and any additional amounts payable in respect of all debts securities of such series, (b) the principal of (and premium, if any, on) the debt securities of such series that is due and payable (other than by such declaration of acceleration) and the related interest at the rate(s) provided in the particular terms of such debt securities of such series; (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest or any additional amounts at the rate(s) or rates provided in the particular terms of such debt securities of such series; and (d) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee; and

•	all events of default with respect to the debt securities of such series, other than the non-payment of the principal of debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

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Amounts collected by the trustee in connection with any maturity, demand, judgment or decree shall be applied, subject to the subordination provision of the Indenture, by the trustee:

•	First, to the payment of all amounts due the trustee and any predecessor trustee in respect of compensation, reimbursement and indemnity;

•	Second, to the payment of the amounts then due and unpaid upon the debt securities for principal (and premium, if any) and interest or any additional amounts payable in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such debt securities for principal (and premium, if any), interest or any additional amounts, respectively; and

•	Third, the balance, if any, to the Company.

We must furnish annually to the trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the related Indentures. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. We are also required to deliver to the trustee as soon as possible, and in any event within five days after the occurrence thereof, written notice of an Event of Default or prospective Event of Default.

Limited Rights

No holder of any debt security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of such series;

•	The holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default;

•	Such holder or holders have offered indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	The trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	No direction inconsistent with such written request has been given in writing to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of such series.

No holder under the Indenture has the right to affect, disturb or prejudice the rights of any other such holders or holders of debt securities of any other series, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under the Indenture, except in the manner specified in the Indenture and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, the holder of any debt security shall, under the Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts due thereon on the respective maturity dates specified in the particular terms governing such debt security, and to institute suit for the enforcement of such holder’s right to receive payment of such amounts and such right shall not be impaired without the consent of such holder.

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Consolidation, Merger and Sales

Neither the Indenture nor any of the particular terms governing any debt security will prevent any consolidation or merger of the Company with or into any other persons, or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or will prevent any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person; provided, however, that:

•	In the event the Company shall consolidate with or merge into another person or convey, transfer or lease its substantially all of its properties and assets to any person, the person formed by such consolidation or merger, or the person which acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by one or more supplemental indentures, the due and punctual payment of the principal of (and premium, if any) and interest on or any additional amounts in respect of all the debt securities and the performance of every other covenant of this Indenture on the part of the Company to be performed or observed;

•	Immediately after giving effect to such transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	Each of the Company and the successor person has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the foregoing requirements and the other provisions relating to any such transaction in the Indenture (and supplemental indenture as applicable), and that all conditions precedent in the Indenture (and supplemental indenture as applicable) relating to such transaction have been complied with.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Subordinated Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended , or the Code, the Treasury Regulations, or the Regulations, promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to Subordinated Notes that were purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Subordinated Notes. This summary assumes that the Subordinated Notes will be treated as debt instruments for United States federal income tax purposes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, but not limited to, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Subordinated Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

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If a partnership (including for this purpose any entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds Subordinated Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Subordinated Notes, you should consult your tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO OWNERSHIP AND DISPOSITION OF OUR SUBORDINATED NOTES. PROSPECTIVE PURCHASERS OF THE SUBORDINATED NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS OF ACQUIRING, OWNING AND DISPOSING OF THE SUBORDINATED NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” means a beneficial owner of Subordinated Notes that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Subordinated Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of Stated Interest.    It is anticipated, and this discussion assumes, that the issue price of the Subordinated Notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Regulations). In such case, stated interest on a Subordinated Note will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax. If, however, the issue price of a Subordinated Note is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method based on compounding of interest, regardless of the U.S. Holder’s regular method of accounting. In such event, U.S. Holders may recognize income in respect of an original issue discount debt security in advance of the receipt of cash attributable to such income.

Disposition of a Subordinated Note.    Upon the redemption, sale, exchange or other taxable disposition of a Subordinated Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest not previously included in income, which would be treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Subordinated Note. A U.S. Holder’s adjusted tax basis in a Subordinated Note generally will equal the cost of the Subordinated Note to such holder. Any gain or loss recognized on the disposition of a Subordinated Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Subordinated Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax.

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Backup Withholding and Information Reporting.    For each calendar year in which the Subordinated Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law by providing an IRS Form W-9 or an approved substitute, or there has been received a notice of underreporting of the U.S. Holder’s tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold (the current rate is 28%) based on each payment on the Subordinated Notes and on the proceeds from a sale of the Subordinated Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Medicare Tax.    The Health Care and Reconciliation Act of 2010 imposes a tax of 3.8% (the “Medicare Tax”) on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions.

Prospective purchasers should consult their own tax advisor regarding the possible implications of the Medicare Tax on their particular circumstances.

FATCA.    The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on interest payments and proceeds of sale of interest-bearing obligations for payments made to certain foreign financial institutions, investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. Consequently, FATCA could impose a withholding tax of 30% on interest income (including any original issue discount) and other periodic payments on a Subordinated Note paid to you or any non-U.S. person or entity that receives such income, or non-U.S. payee, on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon the sale, exchange, redemption or maturity of a Subordinated Note by a non-compliant payee. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: the payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, which credits the payment to your account. Accordingly, if you receive payments through a chain that includes one or more non-U.S. payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold a Subordinated Note fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

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A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that a payment will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold a Subordinated Note through financial institutions in) those countries.

Prospective purchasers are encouraged to consult their own tax advisor regarding the implications of FATCA on their investment in the Subordinated Notes, as well as the status of any related federal regulations.

United States Federal Income Taxation of Non-U.S. Holders

Payment of Interest.    Subject to the discussion of backup withholding below, payments of interest on the Subordinated Notes to a Non-U.S. Holder will not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is a related person (within the meaning of Section 864(d)(4) of the Code) to us;

•	the United States has not determined that an inadequate information exchange agreement exists between the United States and the country to which the interest is paid pursuant to Section 871(h)(6) and Section 881(c)(6) of the Code;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	either (a) the beneficial owner of the Subordinated Notes certifies on IRS Form W-8BEN or Form W-8BEN-E (or a suitable, other applicable substitute or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Subordinated Notes on behalf of the beneficial owner certifies to us or our agent as provided in the applicable Regulations, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Subordinated Note provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the Subordinated Note is not subject to withholding tax because it is effectively connected with a United States trade or business of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

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Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Subordinated Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Subordinated Notes.    No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Subordinated Note (except as described above under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Subordinated Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Subordinated Note generally will not be subject to United States federal income tax, provided the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” and is not subject to United States federal income tax on interest on a net income basis, in each case as discussed under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Backup Withholding and Information Reporting.    United States backup withholding tax will not apply to payments of interest on a Subordinated Note or proceeds from the sale or other disposition of a Subordinated Note payable to a Non-U.S. Holder if the certification described in “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed and such information furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of the assets of (i) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code, or (iii) an entity such as a collective investment fund, partnership, separate account or insurance company general accounts whose underlying assets include the assets of such plans or accounts (any of items (i), (ii) and (iii) a “Plan”), to purchase or hold the Subordinated Notes should consider whether an investment in the Subordinated Notes would be consistent with the documents and instruments governing the Plan and with its fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the Subordinated Notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Laws”) should consider whether the purchase or holding of the Subordinated Notes would violate any Similar Laws.

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Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, or a loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The purchase or holding of the Subordinated Notes by or on behalf of a Plan with respect to which the Company, the underwriter, the trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the Subordinated Notes are purchased or held pursuant to and in accordance with an applicable exemption.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Subordinated Notes and related lending transactions, provided that neither the entity that is the party in interest or disqualified person (i.e., the issuer, the underwriter or the trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Subordinated Notes.

Each purchaser or holder of the Subordinated Notes or any interest therein, and each person making the decision to purchase or hold the Subordinated Notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the notes to the date on which the purchaser or holder disposes of its interest in the Subordinated Notes, such purchaser and holder, by its purchase or holding of the Subordinated Notes or any interest therein, (i) is not a Plan and its purchase and holding of the Subordinated Notes is not made on behalf of or with “plan assets” of any Plan, or (ii) if it is a Plan or its purchase and holding of the Subordinated Notes is made on behalf of or with “plan assets” of a Plan, then (A) its purchase and holding of the Subordinated Notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (B) none of the Company, the underwriter, the trustee, nor any of their affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of the Subordinated Notes nor have they provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the notes. Each purchaser and holder of the Subordinated Notes or any interest therein, and each person making the decision to purchase or hold the Subordinated Notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan or foreign plan, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), by its purchase or holding of the Subordinated Notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Subordinated Notes on behalf of or with “plan assets” of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption or basis on which the acquisition and holding Subordinated Notes will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

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Each purchaser and holder of the Subordinated Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any Subordinated Notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

We have entered into an underwriting agreement with Sandler O’Neill, as the underwriter, with respect to the Subordinated Notes being offered pursuant to this prospectus supplement. The underwriting agreement provides that the obligation of the underwriter to purchase the Subordinated Notes offered hereby is subject to certain conditions precedent and that the underwriter will purchase an aggregate of $50.0 million in principal amount of Subordinated Notes, which represents all of the Subordinated Notes offered by this prospectus supplement, other than those covered by overallotment transactions described below, if any of these Subordinated Notes are purchased.

Subordinated Notes sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Subordinated Notes are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The offering of the Subordinated Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the per Subordinated Note and total underwriting discounts and commissions we will pay the underwriter:

Per Subordinated Note		%
Total	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $275,000, which expenses are payable by us. We have agreed to reimburse the underwriter for certain of its offering expenses, including legal fees and expenses, and marketing, syndication and travel expenses.

Indemnification

We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of these liabilities.

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No Public Trading Market

There is currently no public trading market for the Subordinated Notes. In addition, we have not applied and do not intend to apply to list the Subordinated Notes on any securities exchange or to have the Subordinated Notes quoted on an automated dealer quotation system. The underwriter has advised us that it intends to make a market in the Subordinated Notes. However, it is not obligated to do so and may discontinue any market-making in the Subordinated Notes at any time in its sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Subordinated Notes will develop, that you will be able to sell your Subordinated Notes at a particular time, or that the price you receive when you sell will be favorable.

Stabilization

In connection with this offering of the Subordinated Notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Subordinated Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Subordinated Notes. Syndicate covering transactions involve purchases of the Subordinated Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Subordinated Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Our Relationships with the Underwriter

The underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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VALIDITY OF THE SUBORDINATED NOTES

The validity of the Subordinated Notes we are offering will be passed upon for us by the law firm of Womble Carlyle Sandridge & Rice LLP, Greenville, South Carolina. Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, will pass upon certain legal matters for Sandler O’Neill.

EXPERTS

The financial statements of the Company and the report on the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Drema Michael, Corporate Secretary, BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, NC 27265, telephone (336) 869-9200 or from our internet website at http://www.bncbancorp.com.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (File no. 000-50128). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed March 13, 2014;

(b)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014, filed on May 12, 2014 and August 11, 2014, respectively;

(c)	Our Current Reports on Form 8-K filed on January 22, 2014, January 24, 2014, January 27, 2014, April 1, 2014, April 23, 2014, May 22, 2014, June 2, 2014, June 5, 2014, and July 23, 2014; and

(d)	Portions of our proxy statement, filed on April 10, 2014, for the annual meeting of shareholders held on May 20, 2014 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

All documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or accompanying prospectus. This prospectus supplement is dated   , 2014. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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PROSPECTUS

$150,000,000

Senior Debt Securities

Subordinated Debt Securities

Convertible Debt Securities

Preferred Stock

Common Stock

Warrants

Units

BNC Bancorp, herein referred to as BNC or the Company, may offer and sell, from time to time, in one or more offerings, senior debt securities, subordinated debt securities, convertible debt securities, preferred stock, common stock, warrants or units. This prospectus provides a general description of the securities we may offer and the manner in which we will offer these securities. Supplements to this prospectus will describe the specific terms and manner of offering of the securities we actually offer. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities from time to time in amounts, prices, and on other terms to be determined at the time of the offering. We may sell these securities to or through underwriters, to other purchasers or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is traded on The NASDAQ Capital Market under the symbol “BNCN.” You are urged to obtain current market prices for our common stock.

Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265 and our telephone number is (336) 869-9200. Our Internet address is http://www.bncbancorp.com.

____________________________

These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein, including our periodic reports and other information we file with the U.S. Securities and Exchange Commission and any information under the heading “Risk Factors” beginning on page 3 of this prospectus, and any applicable prospectus supplement before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our equity securities and/or our unsecured obligations, are not savings accounts, deposits or other obligations of our bank subsidiary or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 8, 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, after the SEC declares our registration statement effective, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

We may offer the following securities from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	convertible debt securities;

•	preferred stock;

•	common stock;

•	warrants; or

•	units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any document incorporated by reference, the document with the most recent data will control.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward- looking statements” within the meaning of United States securities laws. In addition, BNC and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “project,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about BNC’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which may change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to BNC and its subsidiaries, including Bank of North Carolina, herein referred to as the Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus. BNC undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the date of this prospectus. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate BNC. Any investor in BNC should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov, and under the heading “Risk Factors” in any prospectus supplement.

ABOUT BNC BANCORP

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, wealth management, safe deposit boxes, and other associated services.

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As of June 30, 2014, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.7 billion, $3.1 billion and $327 million, respectively. At December 31, 2013, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.2 billion, $2.7 billion and $271 million, respectively. BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Additional information about BNC is included in documents incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” below.

In this prospectus, “BNC,” “we,” “our,” “ours,” and “us” refer to BNC Bancorp, which is a financial holding company headquartered in High Point, North Carolina, and our subsidiaries on a consolidated basis, unless the context otherwise requires, and the “Bank” refers to Bank of North Carolina, which is our wholly-owned banking subsidiary.

BNC Bancorp is incorporated under the laws of the State of North Carolina. Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Our telephone number is (336) 869-9200. Our website address is http:/www.bncbancorp.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described or incorporated by reference in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Statements in or portions of a future document incorporated by reference in this prospectus or any prospectus supplement, including without limitation those relating to risk factors, may update and supersede statements in and portions of this prospectus or any prospectus supplement or such incorporated documents.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes. Our general corporate purposes may include augmenting the capital of the Bank for use in our banking and commercial lending operations or providing to our other subsidiaries for use in their operations, repurchasing our outstanding common stock, financing possible acquisitions of other financial institutions or their branches or other businesses that are related to banking, diversifying into other banking-related businesses, extending credit to, or funding investments in, the Bank and repaying, reducing or refinancing our indebtedness.

We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments or we may hold the net proceeds in deposit accounts in the Bank.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for all of the periods shown below. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits.

	Six Months Ended June 30,				Year Ended December 31,
	2014		2013		2013		2012		2011		2010		2009
Ratio of earnings to fixed charges:
Including interest on deposits	2.58	x	1.69	x	1.68	x	1.26	x	1.15	x	1.21	x	1.19	x
Excluding interest on deposits	6.79	x	5.77	x	5.14	x	3.14	x	2.28	x	2.82	x	2.52	x
Ratio of earnings to combined fixed charges and preferred stock dividends:
Including interest on deposits	2.58	x	1.53	x	1.59	x	1.13	x	1.04	x	1.11	x	1.09	x
Excluding interest on deposits	6.79	x	3.30	x	3.88	x	1.63	x	1.17	x	1.54	x	1.43	x

These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and “preferred stock dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. During 2013, we had 31,260 shares of Series A, Fixed Rate Cumulative Perpetual Preferred Stock, or Series A Preferred Stock, outstanding for 118 days and 1,804,566 shares of Series B, Mandatorily Convertible Non-Voting Preferred Stock, or Series B Preferred Stock, outstanding for 37 days. During 2012, 2011, 2010, respectively, we had 31,260 shares of Series A Preferred Stock outstanding and 1,804,566 shares of Series B Preferred Stock outstanding, and paid $6.1 million and $0.9 million, respectively, in dividends on such shares. During 2009, we had 31,260 shares of Series A Preferred Stock outstanding and paid $2.0 million in dividends on such shares. On February 7, 2013, all of the Series B Preferred Stock was converted into non-voting common stock. On April 29, 2013, all of the Series A Preferred Stock was redeemed with the proceeds from a non-dilutive term loan.

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SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for BNC as of and for each of the five years ended December 31, 2013 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which have been filed with the SEC and are incorporated by reference in this prospectus. Information for the six month periods ended June 30, 2014 and 2013 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

Selected Consolidated Financial Data

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Total interest income	$74,351	$66,826	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	9,736	14,727	30,063	32,891	32,920	34,747	32,867
Net interest income	64,615	52,099	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	4,701	6,403	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	59,914	45,696	96,419	57,887	52,209	33,881	30,465
Non-interest income	10,930	11,804	22,806	33,138	20,802	28,813	8,686
Non-interest expense	54,283	46,875	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	16,561	10,625	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	3,944	1,679	4,045	(1,700)	(1,783)	(204)	(285)
Net income	12,617	8,946	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	—	1,060	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553

Per Common Share Data:
Basic earnings per share	$0.45	$0.30	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.45	0.30	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.10	0.10	0.20	0.20	0.20	0.20	0.20
Book value	11.00	9.61	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.90	8.41	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding:
Basic	28,095	26,470	26,683	17,595	10,878	9,262	7,340
Diluted	28,232	26,486	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342

Selected Period-End Balance Sheet Data:
Total assets	$3,683,230	$2,929,636	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment securities available-for-sale	256,285	242,576	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	245,341	223,503	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,670,299	2,048,941	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	30,129	32,859	32,875	40,292	31,008	24,813	17,309
Goodwill	50,744	27,111	28,384	27,111	26,129	26,129	26,129
Deposits	3,124,648	2,428,315	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	108,275	112,105	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,174	115,592	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	326,836	254,445	271,330	282,244	163,855	152,224	126,206

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	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Average Balances:
Total assets	$3,362,233	$2,948,251	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment securities	502,943	467,573	483,984	353,040	339,067	352,099	430,684
Total loans	2,440,591	2,079,887	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	3,023,497	2,627,125	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,503,794	2,232,266	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,665,668	2,387,358	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	306,681	275,233	269,123	212,955	156,968	149,959	123,641

Selected Performance Ratios:
Return on average assets(2)	0.76%	0.54%	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	8.30%	6.31%	6.28%	5.11%	4.12%	4.98%	4.81%
Return on average tangible common equity(4)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.57%	4.26%	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	9.12%	9.34%	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	68.31%	69.66%	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	22.22%	33.33%	32.79%	41.67%	44.44%	32.26%	32.26%
Allowance for loan losses to period-end portfolio loans(7)	1.13%	1.60%	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	84.86%	48.74%	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.34%	3.90%	2.74%	3.93%	6.57%	6.29%	2.04%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.51%	0.85%	0.57%	1.09%	1.14%	1.39%	1.13%

Capital Ratios:(11)
Total risk-based capital	11.18%	13.82%	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	10.13%	12.57%	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.43%	9.44%	8.96%	9.71%	7.38%	7.42%	8.32%

Other Data:
Number of full service banking offices	48	32	39	35	30	23	17
Number of limited service offices	—	—	—	—	1	1	1
Number of full time employee equivalents	708	543	620	541	442	358	249

(1)         Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)         Calculated by dividing net income available to common shareholders by average assets.

(3)         Calculated by dividing net income available to common shareholders by average common equity.

(4)         Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)         Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $3.9 million and $3.4 million for the six months ended June 30, 2014 and 2013, and $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

(6)         Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

(7)         Includes loans covered under loss-share agreements of $158.9 million and $219.3 million at June 30, 2014 and 2013, and $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

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(8)         Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $15.9 million and $44.3 million at June 30, 2014 and 2013, and $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(9)         Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $28.6 million and $62.0 million at June 30, 2014 and 2013, and $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(10)        Net loan charge-offs include $0.7 million and $8.7 million of covered loans that are reimbursed 80% by the FDIC for the six months ended June 30, 2014 and 2013, and $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.

(11)        Capital ratios are for the Bank.

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Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$326,836	$254,445	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	—	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	62,406	31,671	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	264,430	222,774	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.90	$8.41	$8.66	$8.20	$9.60	$8.49	$9.43

Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	586	321	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	13,203	8,207	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	306,881	252,153	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	44,353	31,933	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	262,328	220,220	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%

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THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, summarize the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities;

•	subordinated debt securities;

•	convertible debt;

•	preferred stock;

•	common stock;

•	warrants; or

•	units.

If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus, or Debt Securities, will be our direct unsecured general obligations. The Debt Securities will be either our senior Debt Securities, or Senior Debt Securities, or our subordinated Debt Securities, or Subordinated Debt Securities. The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, or the Trustee, as disclosed in the applicable prospectus supplement. Senior Debt Securities will be issued under a Senior Indenture and Subordinated Debt Securities will be issued under a Subordinated Indenture. Together, the Senior Indenture and the Subordinated Indenture are referred to herein as the Indentures.

Because we are a holding company, our cash flows and consequent ability to service our financial obligations, including our Debt Securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent upon their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the Debt Securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since any right we have to receive any assets of our subsidiaries will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to us. Claims from creditors (other than us) on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank.

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We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as referenced in the list of exhibits to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Your rights are defined by the terms of the Indentures, not the summary provided in this prospectus or a prospectus supplement. Whenever we refer in this prospectus or in a prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine and the supplemental prospectus will disclose the terms and conditions of the Debt Securities, including the maturity, principal, and interest rate, as well as any provisions for conversion, redemption, sinking fund, or retirement, but those terms must be consistent with the related Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (including Senior Debt Securities, if and when issued) as described under “-Subordinated Debt” and in the prospectus supplement applicable to any Subordinated Debt Securities.

Under the Indentures we may offer from time to time Debt Securities in the form of debentures, unsecured subordinated debentures, notes or other evidences of indebtedness. The aggregate principal amount of the Debt Securities which we may issue under the Indentures is unlimited, and the Debt Securities may be issued in one or more series. Any Debt Securities issued under the Indentures will be established pursuant to one or more resolutions of the Company, or to one or more indentures supplemental to the Indentures. Such resolutions or supplemental indentures, as applicable, shall also set forth the particular terms of each series of Debt Securities established thereby, which will generally include, among other things:

•	The title of the Debt Securities and the series in which such Debt Securities shall be included;

•	Whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

•	The terms pursuant to which Subordinated Debt Securities will be made subordinate in right of payment to the Company’s senior indebtedness and the definition of such senior indebtedness with respect to such series;

•	Any limit upon the aggregate principal amount of the Debt Securities (and premium if any), and if a series, the total amount authorized and the total amount outstanding;

•	Whether any Debt Securities of the series are to be issuable initially or otherwise in global form and, if so, (a) whether beneficial owners of interests in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner specified in Indenture, (b) the name of the depository with respect to any global Debt Securities, and (c) the manner in which interest payable on a global Debt Security will be paid;

•	The terms, if any, upon which the Debt Securities of any series may be convertible into or exchanged for common stock, preferred stock, other indebtedness of the Company or another obligor, or warrants for common stock, preferred stock or indebtedness or other securities of any kind of the Company or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected;

•	The date or dates, or the method, if any, by which such date or dates shall be determined, on which the principal of such Debt Securities is payable;

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•	The rate or rates at which such Debt Securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method, if any, by which such date or dates are to be determined, the interest payment dates, and the regular record dates, if any, on which such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	Under what circumstances additional amounts, which are required by the related Indenture or any Debt Securities to be paid by the Company in respect of certain taxes imposed on the holders of such Debt Securities, shall be payable;

•	The place or places, if any, where the principal of (and premium, if any) and interest, if any, on such Debt Securities shall be payable, any Debt Securities of the series may be surrendered for registration of transfer, any Debt Securities of the series may be surrendered for exchange or conversion and notices, or demands to or upon the Company in respect of the Debt Securities of the series and the related Indenture may be served;

•	Whether and the terms and conditions upon which the Debt Securities of the series or any of them are to be redeemable at the option of the Company and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

•	Whether and the terms and conditions upon which the Company is obligated to redeem, or purchase Debt Securities of the series or any of them pursuant to any sinking fund or at the option of any holder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of the Debt Securities of the series so redeemed or purchased;

•	The denominations in which Debt Securities of the series, if any, shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	If other than the principal amount thereof, the portion of the principal amount of the Debt Securities of the series or any of them which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the related Indenture or the method by which such portion is to be determined;

•	Any deletions from, modifications of or additions to the events of default or covenants of the Company, as provided in the related Indenture, with respect to the Debt Securities of the series or any of them;

•	If provision is to be made for defeasance with respect to the Debt Securities of the series;

•	If the Debt Securities of the series or any of them are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

•	If the Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Securities of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	If there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the Debt Securities of the series;

•	Whether any of the Debt Securities of a series shall be issued as original issue discount securities, which are Debt Securities which provide for declaration of an amount less than the principal thereof to be due and payable upon acceleration, and the tax effects thereof; and

•	Any other terms of the Debt Securities of the series or any of them.

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The Debt Securities may be issued in global form, and are referred to herein as global securities. Global securities will be deposited with a depositary that we will identify in a supplemental indenture. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of global securities, including the depositary arrangements for each series of global securities, will be described in the applicable supplemental indenture.

Modification and Waiver

With the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by a supplemental indenture, the Company may with respect to such series of Debt Securities enter into an indenture or supplemental indenture with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the related Indenture or of modifying in any manner the rights of the holders such Debt Securities of such series; provided, however, that no such Indenture or supplemental indenture shall, without the consent of the holder of each outstanding Debt Security affected thereby:

•	Change the maturity date of the principal of, or any installment of interest on, any such Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any additional amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change the obligation of the Company to pay additional amounts, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration, or change the place of payment, coin or currency in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof;

•	Reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such Indenture or supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

•	Modify, directly or indirectly, certain provisions in the Subordinated Indenture relating to the subordination of the indebtedness represented by Subordinated Debt Securities, or modify the definition of senior indebtedness in any manner that might alter or impair the subordination of the Debt Securities with respect to senior indebtedness then outstanding (unless each holder of such senior indebtedness has consented thereto in writing).

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by us with certain provisions of the related Indenture.

The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the related Indenture with respect to such series and its consequences, except a default:

•	In the payment of the principal of (and premium, if any) or interest on or additional amounts payable in respect of any Debt Security of such series, or

•	In respect of a covenant or provision of the Indenture which under the related Indenture cannot be modified or amended without the consent of the holder of each Outstanding Security of such series affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the related Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

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Subordinated Debt

Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Company's senior indebtedness, which shall have the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series, and shall include: (i) any indebtedness described as senior indebtedness in the resolutions of the Company that provide for the creation and issuance of such series of Subordinated Debt Securities; (ii) the principal and any premium or interest for money borrowed or purchased by the Company; (iii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iv) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (v) any obligation arising from direct credit substitutes; and (vi) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Subordinated Indenture became effective, or created, assumed or incurred after that date. The senior indebtedness of the Company, however, excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the applicable series of Subordinated Debt Securities issued under the Subordinated Indenture; or (b) is identified as junior to, or equal in right of payment with, the applicable Subordinated Debt Securities issued under the Subordinated Indenture in the resolutions of the Company, or under an supplemental indenture, that provides for the establishment and issuance of such indebtedness.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

If stated in the applicable prospectus supplement, the Subordinated Debt Securities covered by that prospectus supplement will be intended to qualify as Tier 2 Capital under the guidelines established by the FRB, for bank holding companies. The guidelines set forth specific criteria for Subordinated Debt Securities to qualify as Tier 2 Capital, including among other things, that Subordinated Debt Securities must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Registration, Transfer and Exchange

With respect to the Debt Securities of each series, except as otherwise specified with respect to Debt Securities issued in global form, the Company shall cause to be kept, at an office or agency of the Company, a register providing for the registration of the Debt Securities of each series and of transfers of the Debt Securities of such series, subject to such reasonable regulations as it may prescribe and to certain restrictions set forth in the related Indenture.

Except as set forth in a supplemental indenture or any resolution of the Board of Directors of the Company authorizing the issuance of a series of global securities, any global security shall be exchangeable for Debt Securities of such series only if:

•	The depository is at any time unwilling or unable or ineligible to continue as a depository and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the trustee an order to the effect that such global securities shall be so exchangeable; or

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•	An event of default has occurred and is continuing with respect to the global securities and the Company or the depository shall have requested such exchange.

The Indentures provide that if any mutilated Debt Security is surrendered to the trustee, subject to the provisions of the related Indenture, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount. With respect to destroyed, lost or stolen Debt Securities, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount, if (a) the Company and trustee have received evidence to their satisfaction of the destruction, loss or theft, (b) the holder thereof provides security indemnity as may be required by the Company and trustee, and (c) neither the Company nor trustee shall have received a notice that such Debt Security has been acquired by a bona fide purchaser. In any event, if a mutilated, destroyed, lost or stolen Debt Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Debt Security, pay amounts due under such Debt Security.

Payment

The holder of any Debt Security shall, under the Indentures, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the related Indenture, interest on or any additional amounts in respect of such Debt Security on the respective maturity dates specified in the particular terms governing such Debt Security (or, in the case of redemption, on the redemption date specified) and to institute suit for the enforcement of such payment.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. At the option of the Company, interest on Debt Securities of any series that bear interest that are not in global form, may be paid through the paying agent by mailing a check to the address of the person entitled thereto as such address shall appear in the related security register.

Satisfaction, Discharge, and Defeasance

The Company may direct that an Indenture cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series, to certain provisions relating to the payment of amounts held in trust to pay and discharge indebtedness under such Debt Securities, and rights to receive certain additional amounts, as set forth in the Indentures), if any of the following occur:

•	All Debt Securities of such series (other than Debt Securities of such series (a) which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, or (b) for which a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities (including such indebtedness not yet due and payable) has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

•	All Debt Securities of such series not delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year and such Debt Securities are not convertible into other securities, or (c) if redeemable at the option of the Company, such Debt Securities are not convertible into other Debt Securities and are to be called for redemption within one year under arrangements satisfactory to the trustee, and the Company, in the case of (a), (b) or (c) above, as applicable, has deposited a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not delivered to the trustee for cancellation (including such indebtedness not yet due and payable);

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and the Company has:

•	Paid all other sums payable in respect of such outstanding Debt Securities; and

•	Delivered to the trustee an officer's certificate and opinion of counsel, each stating that all conditions in the Indenture relating to the satisfaction and discharge of such series have been complied with.

Amounts held in trust to pay and discharge the entire indebtedness on the Debt Securities of any series shall be used to pay such indebtedness in accordance with the related Indenture. All such amounts held with respect to Debt Securities that are subsequently converted shall be returned to the Company.

If the particular terms of any series of Debt Securities provide for defeasance of the Debt Securities, the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series when:

•	(a) The Company has deposited, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); (b) with respect to any such series of Debt Securities which are denominated in United States dollars, the Company has deposited, as obligations in trust for such purpose, such amount of direct obligations of, or obligations the timely payment of the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); or (c) the Company has properly fulfilled such other means of satisfaction and discharge as is specified with respect to all outstanding Debt Securities of such series;

•	The Company has paid all other sums payable in respect of such outstanding Debt Securities;

•	The Company has delivered to the trustee a certificate signed by a nationally recognized firm of independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clauses (a) or (b) in the first bullet-point above subsections for payment of and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable), and an officer's certificate and an opinion of counsel, each stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to such Debt Securities shall have occurred and all conditions precedent in the related Indenture relating to the satisfaction and discharge of such series have been complied with; and

•	The Company has delivered to the trustee (a) an opinion of independent counsel, which may be based upon a ruling from the Internal Revenue Service, that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) if the Debt Securities of such series are then listed on a national securities exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of the defeasance.

Events of Default

Event of default means, except as provided in any supplemental indenture, with respect to any series of Debt Securities, any of the following:

•	Default in the payment of any installment of interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	Default in the payment of the principal (or premium, if any) on any Debt Security of that series when it becomes due and payable;

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•	Default in the payment of any sinking fund payment with respect to any Debt Security of that series as and when it becomes due and payable;

•	Failure by the Company to deliver the required Debt Securities or other rights upon an appropriate conversion or exchange election by any holder of convertible Debt Securities;

•	Failure by the Company duly to observe or perform any of the other covenants or agreements in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the related Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in the related Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•	A court having jurisdiction in the premises shall enter a decree or order for the appointment of or appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	The Company shall commence a voluntary case under, or consent to the appointment of a receiver, liquidator, trustee or other similar official in, any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	Any other event of default specified with respect to Debt Securities of that series.

Unless the resolution adopted by the Company or supplemental indenture establishing a series of Debt Securities provides otherwise, if an event of default specified in the sixth or seventh bullet points above (regarding certain events of receivership, insolvency or liquidation and similar proceedings) with respect to Debt Securities of a series, the principal amount of all the Debt Securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such Debt Securities as may be specified by the particular terms thereof), together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

If default is made in the payment of any installment of interest on or any additional amounts payable in respect of any Debt Security when such interest or additional amounts shall have become due and payable and such default continues for a period of 30 days, or default is made in the payment of the principal of (or premium, if any, on) any Debt Security at its maturity, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such Debt Securities, the whole amount then due and payable on such securities for interest or other amounts, or principal (and premium, if any) and interest or additional amounts, if any, as applicable, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest or any additional amounts, at the rate(s) provided in the particular terms of such Debt Securities, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee.

If the Company fails to pay such amounts, the trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Debt Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Debt Securities, wherever situated. If an Event of Default with respect to Debt Securities of any series occurs and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Debt Securities of such series by such appropriate judicial proceedings that the trustee believes is the most effectual in protecting and enforcing any such rights.

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In case of any pending receivership, insolvency, liquidation or similar proceeding relative to the Company or any other obligor upon the Debt Securities or the property of the Company or of such other obligor or their creditors, the trustee shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount or such lesser amount as may be provided for in the particular terms governing the Debt Securities of such series of principal (and premium, if any) and interest and any additional amount owing and unpaid in respect of all outstanding Debt Securities of such series, including any claim for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents or counsel, and of the holders, and (b) to collect, receive and distribute any amounts or other property payable or deliverable on any such claims. The trustee shall not, however, have any authority to consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Debt Securities or the rights of any holder thereof, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

At any time after a declaration of acceleration with respect to the Debt Securities of any series, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series, by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay (a) all overdue installments of interest on and any additional amounts payable in respect of all debts securities of such series, (b) the principal of (and premium, if any, on) the Debt Securities of such series that is due and payable (other than by such declaration of acceleration) and the related interest at the rate(s) provided in the particular terms of such Debt Securities of such series; (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest or any additional amounts at the rate(s) or rates provided in the particular terms of such Debt Securities of such series; and (d) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee; and

•	all events of default with respect to the Debt Securities of such series, other than the non-payment of the principal of Debt Securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

Amounts collected by the trustee in connection with any maturity, demand, judgment or decree shall be applied, subject to the subordination provision of the Subordinated Indenture, by the trustee:

•	First, to the payment of all amounts due the trustee and any predecessor trustee in respect of compensation and reimbursement;

•	Second, to the payment of the amounts then due and unpaid upon the Debt Securities for principal (and premium, if any) and interest or any additional amounts payable in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such Debt Securities for principal (and premium, if any), interest or any additional amounts, respectively; and

•	Third, the balance, if any, to the Company or as a court of competent jurisdiction may otherwise direct.

We must furnish annually to the trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the related Indentures. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. We are also required to deliver to the trustee as soon as possible, and in any event within five days after the occurrence thereof, written notice of an Event of Default or prospective Event of Default.

Limited Rights

No holder of any Debt Security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the related Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the Debt Securities of such series;

•	The holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default;

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•	Such holder or holders have offered indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	The trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Debt Securities of such series.

No holder under a particular Indenture has the right to affect, disturb or prejudice the rights of any other such holders or holders of Debt Securities of any other series, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under that Indenture, except in the manner specified in the related Indenture and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, the holder of any Debt Security shall, under the related Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts due thereon on the respective maturity dates specified in the particular terms governing such Debt Security, and to institute suit for the enforcement of such holder's right to receive payment such amounts and such right shall not be impaired without the consent of such holder.

Consolidation, Merger and Sales

Neither the related Indenture nor any of the particular terms governing any Debt Security will prevent any consolidation or merger of the Company with or into any other persons, or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or will prevent any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person; provided, however, that:

•	In case the Company shall consolidate with or merge into another person or convey, transfer or lease substantially all of its properties and assets to any person, the person formed by such consolidation or merger, or the person which acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by one or more supplemental indentures, the due and punctual payment of the principal of (and premium, if any) and interest on or any additional amounts in respect of all the Debt Securities and the performance of every other covenant of the related Indenture on the part of the Company to be performed or observed;

•	Immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	The successor person has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the foregoing requirements and the other provisions relating to any such transaction in the Indenture (and supplemental indenture as applicable), and that all conditions precedent in the related Indenture (and supplemental indenture as applicable) relating to such transaction have been complied with.

Regarding the Indenture Trustees

In the normal course of business, the Company and its subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries.

Notices

Notices to holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the related security register.

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Title

We, the trustee and any of our agents may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of North Carolina applicable to agreements made or instruments entered into and, in each case, performed in said state; provided, however, that the rights, immunities, duties and liabilities of the trustee will be governed by New York Law.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act, or NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, also referred to herein as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to herein as the non-voting common stock. As of June 30, 2014, there were 23,728,643 shares of voting common stock issued and outstanding, held of record by approximately 2,868 shareholders, and 5,992,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of June 30, 2014, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 423,779 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board. For so long as BNC has more than nine directors, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the FRB before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

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Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of June 30, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

DESCRIPTION OF WARRANTS

The following description summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We may evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to particular warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants may have no rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the warrants may also provide that they may be exercised on a “cashless” or net basis. We will set forth on the reverse side of the warrant certificate, if applicable, and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or a warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our offices, the corporate trust office of a warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock or preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock or preferred stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of North Carolina.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the specific terms of any units offered in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may distribute our securities from time to time in one or more transactions at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against contribution toward civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, the persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

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Any common stock sold pursuant to a prospectus supplement is expected to be eligible for listing and trading on the Nasdaq Capital Market, subject to official notice of issuance. All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended, or ERISA, (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code, or Similar Laws, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of BNC and its subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011 and audit reports incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.bncbancorp.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

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We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness thereof, as well as all such filings we make prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 27, 2014, April 1, 2014, April 23, 2014, May 22, 2014, June 2, 2014, June 5, 2014, and July 23, 2014.

•	The information contained in our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2014 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013.

•	A description of our common stock can be found herein under “Description of Our Capital Stock.”

We will provide to each person, including any beneficial owner, to whom a prospectus and a prospectus supplement are delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus and any prospectus supplement but not delivered with this prospectus or the applicable prospectus supplement. We will provide this at no cost to the requestor upon written or oral request addressed to BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Drema Michael, Senior Vice President, Investor and Corporate Relations (telephone: 336-869-9200).

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

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$50,000,000

% Fixed to Floating Rate

Subordinated Notes

Due   , 2024

PROSPECTUS SUPPLEMENT
(To the Prospectus dated September 8, 2014)

   , 2014